EXHIBIT 99.1

      InvestorsBancorp Reports Second Quarter Results Announces
                Timing for "Going Private" Transaction

    PEWAUKEE, Wis.--(BUSINESS WIRE)--Aug. 15, 2003--InvestorsBancorp, Inc. (OTCBB:INVB), the holding company for InvestorsBank, today reported increased net income and net interest income for the second quarter ended June 30, 2003.
    Net income for the second quarter of 2003 was $826,023 or $0.79 per diluted share, compared to net income of $398,755 or $0.40 per diluted share for the second quarter of the prior year. Net interest income was $1,451,756 for the second quarter of 2003, an increase from net interest income of $1,032,852 for the same period in the prior year.
    For the first half of 2003, net income was $1,397,132 or $1.38 per diluted share, compared to net income of $800,503 or $0.81 per diluted share for the first half of 2002. Net interest income was $2,758,590 for the first half of 2003, an increase from net interest income of $2,016,371 for the same period in the prior year.
    "The improved second quarter performance was due to several factors, including an increase in mortgage loans and gains on the sale of mortgage loans as consumers continued to refinance their home mortgages. In addition, the results for the second quarter of 2003 do not include a provision for loan losses," said George R. Schonath, president and chief executive officer of InvestorsBancorp.
    Schonath said documents for its previously disclosed "going private" transaction are expected to be mailed to shareholders in about a week. It is anticipated that the transaction will be effective approximately, but no later than, 30 days after the mailing date.
    The transaction is structured as a cash-out merger with a wholly owned subsidiary of the company formed for this purpose. Upon completion of the merger, shares held by all shareholders other than Schonath and his family will be converted into the right to receive $14.20 per share in cash. Upon completion of the merger, the company's stock will no longer be publicly traded.
    InvestorsBancorp, Inc. was organized in 1996. InvestorsBank, its wholly-owned subsidiary, offers a complete line of financial services to small businesses and individuals in southeastern Wisconsin. Under a management services agreement, InvestorsBank also manages the commercial loan and leased properties portfolio of Bando McGlocklin Small Business Lending Corporation, a subsidiary of The Middleton Doll Company.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. Additional information concerning the Company and its business, including factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.



          INVESTORSBANCORP, INC. AND SUBSIDIARY (OTCBB:INVB)
                   Consolidated Statements of Income
                              (unaudited)

                            Three months ended     Six months ended
                          --------------------- ---------------------
                                 June 30,              June 30,
                                 -------               -------
                              2003       2002       2003       2002
                          ---------- ---------- ---------- ----------


Total interest income     $2,263,470 $1,993,366 $4,411,302 $3,905,265
Total interest expense    $  811,714 $  866,764 $1,611,280 $1,701,394
                          ---------- ---------- ---------- ----------
Net interest income
 before provision for
 loan losses              $1,451,756 $1,126,602 $2,800,022 $2,203,871
Provision for loan
 losses                   $        - $   93,750 $   41,432 $  187,500
Total other operating
 income                   $  559,764 $  430,495 $1,074,494 $  809,920
Total other operating
 expenses                 $  737,298 $  857,066 $1,689,841 $1,606,047
                          ---------- ---------- ---------- ----------
Income before income
 taxes                    $1,274,222 $  606,281 $2,143,243 $1,220,244
Income tax expense        $  448,199 $  207,526 $  746,111 $  419,741
                          ---------- ---------- ---------- ----------

Net income                $  826,023 $  398,755 $1,397,132 $  800,503
                          ========== ========== ========== ==========
Per share amounts:
  Basic earnings per
   share                  $     0.83 $     0.42 $     1.46 $     0.85
                          ========== ========== ========== ==========
  Diluted earnings per
   share                  $     0.79 $     0.40 $     1.38 $     0.81
                          ========== ========== ========== ==========

Weighted average shares
 outstanding:
  Basic                      990,746    940,000    959,775    940,000
  Diluted                  1,043,302    988,821  1,013,390    984,793


          INVESTORSBANCORP, INC. AND SUBSIDIARY (OTCBB:INVB)
                          Balance Sheet Data
                              (unaudited)

                                      June 30, 2003  December 31, 2002
                                      -------------  -----------------
Total assets                           $177,286,557      $167,739,949
Total loans, net                       $161,625,975      $154,516,551
Total deposits                         $132,026,738      $135,940,742


    CONTACT: InvestorsBancorp, Inc.
             George R. Schonath, 262-523-1000